                              EXHIBIT 2(a)

                       AGREEMENT AND PLAN OF MERGER

                               by and among


                            RUGGED LINER, INC.,
                              (Rugged Liner),

                             AEROCOVER, INC.,
                                (Aerocover)

                            GROUND FORCE, INC.,
                              (Ground Force)

                       TRIAD MANAGEMENT GROUP, INC.
                                 (Triad),

                    THE COLONEL'S INTERNATIONAL, INC.,
                                  (Buyer)

                                    and

                     THE COLONEL'S RUGGED LINER, INC.
                                (MergerSub)

                             and joined in by

                         MARK GERMAN (Mr. German)
                AND THE OTHER SHAREHOLDERS OF RUGGED LINER,
                     AEROCOVER, GROUND FORCE AND TRIAD
                              (Shareholders)

                                    and

                           DONALD J. WILLIAMSON
                             (Mr. Williamson)




                        Dated as of March 13, 1998

                       AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made as of March 13, 1998 between THE COLONEL'S INTERNATIONAL, INC., a Michigan corporation ("BUYER"), THE COLONEL'S RUGGED LINER, INC., a Pennsylvania corporation ("MERGERSUB"), RUGGED LINER, INC., a Pennsylvania corporation ("RUGGED LINER"), AEROCOVER, INC., a Pennsylvania corporation ("AEROCOVER"), GROUND FORCE, INC., a Pennsylvania corporation ("GROUND FORCE"), and TRIAD MANAGEMENT GROUP, INC., a Pennsylvania corporation ("TRIAD"), and is joined in by MARK GERMAN, a shareholder of the Rugged Liner Companies ("MR. GERMAN"), the other shareholders of the Rugged Liner Companies (each a "SHAREHOLDER" and, collectively with Mr. German, the "SHAREHOLDERS") and DONALD J. WILLIAMSON, a shareholder of Buyer ("MR. WILLIAMSON"). Rugged Liner, Aerocover, Ground Force and Triad are referred to collectively as the "RUGGED LINER COMPANIES." The Rugged Liner Companies and MergerSub are sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

          The Rugged Liner Companies are engaged in the manufacture of pickup truck bedliners and other accessories (the "BUSINESS"). Buyer desires to become affiliated with the Rugged Liner Companies through their merger with and into MergerSub. Mr. German owns a majority of the shares of the Rugged Liner Companies' stock and joins in this Agreement for the limited purpose of those provisions of this Agreement that directly impose obligations on him by specific reference. The Shareholders join in this Agreement for the purposes set forth in Sections 2.9.2, 3.3(b), 3.5, 3.25, 3.26, 5.8 and 5.9 of this Agreement. Mr. Williamson joins in this Agreement to guarantee Buyer's performance of its obligations under Section 2.4.

                          ARTICLE 1  THE MERGERS

     1.1 THE MERGERS. At the Effective Time (as defined below), each of the Rugged Liner Companies shall be merged with and into MergerSub (each, a "MERGER" and collectively the "MERGERS"). MergerSub shall be the surviving corporation (the "SURVIVING CORPORATION") in each of the Mergers. At the Effective Time, the separate existence of each of the Rugged Liner Companies shall cease. The name of the Surviving Corporation shall be "Rugged Liner, Inc." The Mergers shall have the effect on the Rugged Liner Companies and MergerSub as provided under the Pennsylvania Associations Code (the "PENNSYLVANIA CODE"). Specifically, (a) the Articles of Incorporation and Bylaws of MergerSub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended and (b) the executive officers and directors of MergerSub immediately prior to the Effective Time shall be the initial executive officers and directors, respectively, of the Surviving Corporation.

     1.2 EFFECTIVE TIME. The Mergers shall become effective at the time (the "EFFECTIVE TIME") of filing of, or at such later time specified in the articles of merger (the "ARTICLES OF MERGER"), in the form required by and


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executed in accordance with the Pennsylvania Code, filed with the
Pennsylvania Secretary of State (the "SECRETARY OF STATE").


                  ARTICLE 2  VOTING AND CONVERSION OF SHARES

     2.1 EFFECT ON SHARES AND MERGERSUB'S CAPITAL STOCK. In the aggregate, the Shareholders are entitled to receive (a) Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) in cash and (b) a number of shares of Buyer's Common Stock determined by dividing Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) by the average of the per share closing prices of Buyer's Common Stock on the Nasdaq SmallCap Market for each of the thirty trading days immediately prior to the Closing Date (the "AVERAGE TRADING PRICE"), all as set forth below and subject to adjustments in Sections 2.2, 2.3, 2.4 and 2.5 (the "MERGER CONSIDERATION"):

          2.1.1 RUGGED LINER'S COMMON STOCK. As of the Effective Time, each share of Rugged Liner's common stock (each a "RUGGED LINER SHARE" and collectively the "RUGGED LINER SHARES") outstanding immediately prior to the Effective Time shall be converted into the right to receive (a) the amount of cash set forth on Exhibit 2.1, which exhibit shall be delivered by the Rugged Liner Companies to Buyer at least five days prior to the Closing Date divided by the number of Rugged Liner Shares outstanding immediately prior to the Closing, net to the holder in cash, and (b) a number of shares of Buyer's common stock, $0.01 par value ("BUYER'S COMMON STOCK") equal to the amount set forth on Exhibit 2.1 divided by (i) the Average Trading Price and (ii) the number of Rugged Liner Shares outstanding immediately prior to the Closing.

          2.1.2 AEROCOVER'S COMMON STOCK. As of the Effective Time, each share of Aerocover's common stock (each a "AEROCOVER SHARE" and collectively the "AEROCOVER SHARES") outstanding immediately prior to the Effective Time shall be converted into the right to receive (a) the amount of cash set forth on Exhibit 2.1 divided by the number of Aerocover Shares outstanding immediately prior to the Closing, net to the holder in cash, and (b) a number of shares of Buyer's Common Stock equal to the amount set forth on Exhibit 2.1 divided by (i) the Average Trading Price and (ii) number of Aerocover Shares outstanding immediately prior to the Closing.

          2.1.3 GROUND FORCE'S COMMON STOCK. As of the Effective Time, each share of Ground Force's common stock (each a "GROUND FORCE SHARE" and collectively the "GROUND FORCE SHARES") outstanding immediately prior to the Effective Time shall be converted into the right to receive (a) the amount of cash set forth on Exhibit 2.1 divided by the number of Ground Force Shares outstanding immediately prior to the Closing, net to the holder in cash, and (b) a number of shares of Buyer's Common Stock equal to the amount set forth on Exhibit 2.1 divided by (i) the Average Trading Price and (ii) the number of Ground Force Shares outstanding immediately prior to the Closing.

          2.1.4 TRIAD'S COMMON STOCK. As of the Effective Time, each share of Triad's common stock (each a "TRIAD SHARE" and collectively the "TRIAD SHARES") outstanding immediately prior to the Effective Time shall be converted into the right to receive (a) the amount of cash set forth on Exhibit 2.1 divided by the number of Triad Shares outstanding immediately prior to the Closing, net to the holder in cash, and (b) a number of shares of Buyer's Common Stock equal to the amount set forth on Exhibit 2.1 divided by (i) the Average Trading Price and (ii) the number of Triad Shares outstanding immediately prior to the Closing.

     The Rugged Liner Shares, the Aerocover Shares, the Ground Force Shares and the Triad Shares are collectively referred to as the "SHARES." The parties expressly acknowledge and agree that the Aggregate Merger
Consideration to be paid in respect of the Shares is subject to the adjustments set forth in Sections 2.2, 2.3., 2.4 and 2.5 of this Agreement.

          2.1.5 CASH IN LIEU OF FRACTIONAL SHARES; TREASURY SHARES. Notwithstanding the above, certificates representing fractional shares of Buyer Common Stock shall be not issued. In lieu of any such fractional shares, a Shareholder who would otherwise have been entitled to a fraction of a share will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Average Trading Price. Furthermore, notwithstanding the above, all Shares in the treasury of a Rugged Liner Company or held by any wholly owned subsidiary of Rugged Liner shall not be converted into the Merger Consideration but shall be canceled.

          2.1.6     RESTRICTED STOCK.   All of Buyer's Common Stock issued
     under this Agreement shall be a "restricted security," as that term is defined in Securities and Exchange Commission ("SEC") Rule 144, promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

          2.1.7 MERGERSUB'S COMMON STOCK. As of the Effective Time, each share of common stock of MergerSub, $0.01 par value ("MERGERSUB COMMON STOCK"), outstanding immediately prior to the Effective Time shall be converted into one full share of common stock, $0.01 par value, of the Surviving Corporation.

     2.2  ADJUSTMENTS TO CASH PORTION OF MERGER CONSIDERATION.

          2.2.1 GAS CAN LITIGATION, ACCOUNTS PAYABLE AND OTHER DEBT, AND RENTAL PAYMENTS. The cash portion of the Merger Consideration set forth in Section 2.1 shall be reduced, on a dollar-for-dollar basis, by the following amounts: (i) $150,000, representing the amount that the parties agree to be Rugged Liner Companies' aggregate liability resulting from or arising out of certain pending class action lawsuits in which the Rugged Liner Companies (or any of them) are named defendants (the "GAS CAN LITIGATION"); (ii) the aggregate amount of those accounts payable of the Rugged Liner Companies as of the Closing Date that are listed in Exhibit 2.2-1, (iii) the aggregate amount of the Rugged Liner Companies' indebtedness to any financial institution as of the Closing Date, and (iv) the aggregate unpaid rental amounts for the remaining terms of all the tractor-trailer leases listed in
     Exhibit 2.2-2.

          2.2.2     CASH ON HAND.  The cash portion of the Merger
     Consideration set forth in Section 2.1 shall be increased, on a dollar-for-dollar basis, by the aggregate amount of cash on hand of the Rugged Liner Companies as of the Closing Date.

     2.3  ADDITIONAL ADJUSTMENTS TO MERGER CONSIDERATION.

          2.3.1     DEFINITIONS.  For purposes of this Section:

               (a) "AGGREGATE INVENTORY VALUE" meanS the total aggregate cost basis of the Rugged Liner Companies' Merchandise Inventory (defined below), as reflected on their books and records, and determined in accordance with generally accepted accounting principles, consistently applied ("GAAP");

               (b) "MERCHANDISE INVENTORY" means all of the Rugged Liner Companies' merchandise on hand as of the Closing Date, including without limitation all finished and unfinished goods, works-in-progress, raw materials and related supplies used in the manufacture of the Rugged Liner Companies' products; and

               (c) "AGGREGATE ACCOUNTS RECEIVABLE VALUE" means the total aggregate value of all of the Rugged Liner Companies' accounts receivable outstanding as of the Closing Date (defined below), net of allowances for doubtful accounts, as determined in accordance with GAAP.

          2.3.2 PHYSICAL INVENTORY; INSPECTION OF AGGREGATE ACCOUNTS RECEIVABLE VALUE. On the Closing Date, Buyer and the Rugged Liner Companies shall jointly conduct or cause to be conducted (a) a physical inventory (the "PHYSICAL INVENTORY") of the Merchandise Inventory and (b) an inspection or review of the Aggregate Accounts Receivable Value (the "A/R INSPECTION"). The Physical Inventory and
     the A/R Inspection shall be conducted in accordance with GAAP.   Upon
     completion of the Physical Inventory and the A/R Inspection, Buyer and the Rugged Liner Companies shall use their best efforts to agree upon the Aggregate Inventory Value and the Aggregate Accounts Receivable Value.

          2.3.3     ADJUSTMENTS TO MERGER CONSIDERATION.

               (a)  ADJUSTMENT AMOUNT.

                    (i)  If the Aggregate Inventory Value (as
     determined pursuant to Section 2.3.2) is less than One Million Eight Hundred Thousand Dollars ($1,800,000), the Merger Consideration shall be decreased by the amount that the Aggregate Inventory Value is less than such amount. If such Aggregate Inventory Value is greater than One Million Eight Hundred Thousand Dollars ($1,800,000), the Merger Consideration shall be increased by the amount that the Aggregate Inventory Value is greater than such amount.

                    (ii) If the Aggregate Accounts Receivable Value (as determined pursuant to Section 2.3.2) is less than Seven Hundred Fifty Thousand Dollars ($750,000), the Merger Consideration shall be decreased by the amount that the Aggregate Inventory Value is less than such amount. If such Aggregate Accounts Receivable Value is greater than Seven Hundred Fifty Thousand Dollars ($750,000), the Merger Consideration shall be increased by the amount that the Aggregate Inventory Value is greater than such amount.

               (b)  PAYMENT TERMS.  If the aggregate Merger
     Consideration for the Shares is increased pursuant to this
     Section 2.3, the adjustment payment shall be paid as follows:
     (i) 50 percent by a cash payment by Buyer to the Shareholders, and (ii) 50 percent by the issuance of additional shares of Buyer's Common Stock to the Shareholders, with the number of shares of Buyer's Common Stock to be so issued to be determined based on the Average Trading Value. If the aggregate Merger Consideration for the Shares is decreased pursuant to this
     Section 2.3, the adjustment payment shall be paid as follows:
     (i) 50 percent by a cash payment from the Shareholders to Buyer, and (iii) 50 percent by the cancellation of a portion of Buyer's Common Stock previously issued to the Shareholders, with the number of shares of Buyer's Common Stock to be so canceled to be determined based on the Average Trading Value.

     2.4  POST-CLOSING STOCK PRICE ADJUSTMENT; PUT OPTION.

          2.4.1 PRICING PERIOD. The average of the per share closing prices of Buyer's Common Stock on the Nasdaq SmallCap Market for each trading day during the thirty days before the one year anniversary of the Effective Time (the "PRICING PERIOD") shall be deemed to be the "AVERAGE ANNIVERSARY TRADING PRICE."

          2.4.2 ADJUSTMENT. If, at the end of the Pricing Period, the Average Anniversary Trading Price does not equal or exceed the Average Trading Price, Buyer shall pay each Shareholder the difference between the Average Trading Price and the Average Anniversary Trading Price multiplied by the number of shares of Buyer Common Stock received by that Shareholder in the Merger.

          2.4.3 METHOD OF PAYMENT. Subject to Section 2.5, payment shall be made in cash, within 10 days after the end of the Pricing Period.

          2.4.4 PUT OPTION. Each share of Buyer's Common Stock issued to the Shareholders under this Agreement shall be subject to the right of the Shareholders to require Buyer to redeem such shares, as set forth in this section (the "PUT OPTION"). During any calendar year beginning with 1999 and ending with 2002, a Shareholder may exercise his or her Put Option with respect to up to twenty-five percent (25%) of the shares of Buyer Common Stock received by that Shareholder hereunder by delivering written notice of the exercise thereof to Buyer, specifying the identity of the Shareholder and number of shares to be redeemed. The redemption price for such redeemed shares of Buyer's Common Stock shall be (a) the Average Trading Price, less (b) the amounts, if any, paid by Buyer to the redeeming Shareholder pursuant to Sections 2.4.2 and 2.4.3 above. For purposes of determining the amounts, if any, previously paid by Buyer to the redeeming Shareholder pursuant to Sections 2.4.2 and 2.4.3, the value of shares of Buyer Common Stock issued to the Shareholder pursuant to such sections shall be as determined under Section 2.4.3. Upon receipt of the original stock certificates representing the redeemed shares of Buyer's Common Stock or a stock power with respect thereto in form and substance satisfactory to Buyer, but in no event less than thirty days after the receipt of the redemption notice, Buyer shall pay to the redeeming Shareholder the amounts determined hereunder. If a Shareholder does not fully exercise his or her Put Option during any of the four calendar years specified above, he or she shall lose the right to exercise the Put Option with respect to such shares in later years. Notwithstanding anything in this Agreement to the contrary, Buyer and Mr. Williamson represent and warrant, jointly and severally, that neither the status of the shares of Buyer's Common Stock issued as "restricted securities" nor anything else shall interfere with or prevent the exercise by each Shareholder of his or her rights with respect to the Put Options granted under this Section 2.4.4.

          2.4.5 GUARANTEE BY MR. WILLIAMSON. In consideration of the Rugged Liner Companies and Mr. German entering into this Agreement and the performance of their respective obligations hereunder (and the cooperation and approval of the Shareholders connected therewith), Mr. Williamson absolutely, unconditionally and irrevocably guarantees prompt payment and performance when due by Buyer of Buyer's obligations under this Section 2.4.
                                      -6-

          2.4.6 LETTER OF CREDIT OPTION. Mr. German is hereby granted an option (the "L/C OPTION"), which may be exercised any time following the Closing Date through December 31, 2002, to require Buyer to obtain one or more letters of credit containing such terms and conditions and issued by such federally insured banking and/or savings and loan institutions as are reasonably satisfactory to Mr. German (the "LETTERS OF CREDIT"), to secure the payment obligations of Buyer to the Shareholders upon the exercise of the Put Options. The amount(s) to be secured by such Letter(s) of Credit would not exceed the aggregate redemption price (determined in accordance with Sections 2.4.1, 2.4.2, 2.4.3 and 2.4.4) for shares of Buyer's Common Stock held by the Shareholders that are still subject to unexpired Put Options at the time the L/C Option is exercised. Mr. German and/or the Shareholders shall be solely responsible for the price of the Letters of Credit from the issuer thereof. The Letters of Credit shall provide for payments pursuant to the exercise of the Put Options to be made directly from the issuer of the Letters of Credit to the holders of any Put Options which may be exercised, upon receipt by such institutional lender of a notice in the form and during the applicable option exercise period with respect thereto as referenced in Section
     2.4.4. The L/C Option shall be exercisable by the giving of written notice thereof to Buyer, which notice shall identify the Put Options to be secured by the Letter(s) of Credit involved and the aggregate payment amounts thereunder to be so secured. The Letter(s) of Credit shall be issued no more than thirty (30) days after such notice of the exercise of the L/C Option has been given.

     2.5 STOCK TO CASH RATIO; TAX CONSEQUENCES. If, for any reason, the fair market value of the portion of the Merger Consideration to be paid in Buyer Common Stock is less than 50% (the "TARGET PERCENTAGE") (valuing Buyer's Common Stock as of the trading day immediately prior to the proposed Closing Date), then either Buyer or the Rugged Liner Companies shall have the right to adjust the amount of consideration to be paid in Buyer Common Stock so that the Target Percentage is met. Any such adjustment shall be made pro rata among the Shareholders.

     2.6 SHAREHOLDERS' MEETINGS. Each of the Rugged Liner Companies, acting through its board of directors shall, in accordance with the Pennsylvania Code, duly call, give notice of, convene, and hold a special meeting of its Shareholders (or obtain written consents in lieu thereof) as soon as practicable following the execution of this Agreement for the primary purpose of considering and adopting this Agreement and approving the transactions contemplated by it.

     2.7 PLACE AND DATE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Rugged Liner Companies on the later of (a) April 2, 1998;
(b) satisfaction or written waiver of the conditions set forth in Article 6 and Article 7; or (c) such other time and place as the parties may agree.

                                      -7-

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The date on which the Closing concludes shall be referred to as the
"CLOSING DATE."

     2.8 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the parties shall execute and file the Articles of Merger with the Secretary of State and take such other actions as may be required by law to make the Mergers effective as promptly as is practicable.

     2.9  CLOSING OBLIGATIONS.

          2.9.1 BUYER'S OBLIGATIONS. At the Closing, Buyer shall deliver:

               (a) CASH. In the aggregate, cash of $4,250,000 (subject to adjustment in accordance with Sections 2.2 and 2.3), (pro rata to each Shareholder in accordance with Section 2.1 above), by certified check or wire transfer to accounts specified by the respective Shareholders.

               (b) STOCK. In the aggregate, a number of shares of Buyer's Common Stock determined by dividing $4,250,000 (subject to adjustment in accordance with Sections 2.2 and 2.3) by the Average Trading Price. Such shares shall be issued in the names of each Shareholder, pro rata in accordance with Section 2.1 above.

               (c) ARTICLES OF MERGER. Articles of Merger, as required by the Pennsylvania Code and reasonably acceptable to counsel for the Rugged Liner Companies, executed by MergerSub.

               (d) EMPLOYMENT AGREEMENT OF MR. GERMAN. An employment agreement (the "EMPLOYMENT AGREEMENT") in the form attached as
          Exhibit 2.9, executed by Buyer.

          2.9.2 RUGGED LINER COMPANIES' AND SHAREHOLDERS' OBLIGATIONS. At or prior to the Closing, the Rugged Liner Companies and/or the Shareholders shall deliver to Buyer:

               (a) OLD CERTIFICATES. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer.

               (b) ARTICLES OF MERGER. Articles of Merger, as required by the Pennsylvania Code and reasonably acceptable to counsel for Buyer, executed by each of the Rugged Liner Companies.

               (c) LEASE. The consent to the deemed assignment of the lease of the real property located in Ontario, California (the "LEASE"), executed by the landlord thereof.

               (d) EMPLOYMENT AGREEMENT. The Employment Agreement, as executed by Mr. German.

     2.10 CLOSING BALANCE SHEET. Within 90 days after the Closing, Buyer may prepare a balance sheet, dated as of the Closing, reflecting the assets and liabilities of the Rugged Liner Companies (the "CLOSING BALANCE SHEET"). If prepared, the Closing Balance Sheet shall be prepared in a manner that is consistent with past practice and the books and records of the Rugged Liner Companies and that fairly presents the Rugged Liner Companies' financial condition and results of operations as of the Closing.

     2.11 STUB PERIOD. The Rugged Liner Companies shall be required to file income tax returns for the period between the end of their 1997 fiscal years and the Effective Time.

           ARTICLE 3  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                            OF THE SHAREHOLDERS

          Mr. German and the Rugged Liner Companies, jointly and severally, and the other Shareholders, to the extent required by Sections 3.3(b), 3.5,
3.25 and 3.26, represent and warrant to, and agree with, Buyer as follows:

     3.1  DISCLOSURE SCHEDULE.    Schedules (collectively, the "DISCLOSURE
SCHEDULE") corresponding to the sections of this Article 3 will be prepared by the Rugged Liner Companies and delivered to Buyer within 15 days following the date of this Agreement. The Disclosure Schedule will include the numbered schedules specifically referred to in this Article 3 and each individual schedule in the Disclosure Schedule will contain all exceptions to the applicable section contained in this Article 3 and set forth each exception in reasonable detail, regardless of whether the applicable section in this Article 3 references the Disclosure Schedule. The information contained in the Disclosure Schedule will be complete and accurate in all respects, and all documents that are attached to or form a part of the Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent.

     3.2 ORGANIZATION AND GOOD STANDING. Each of the Rugged Liner Companies is a corporation duly organized, validly existing, and in good standing under Pennsylvania law. Each of the Rugged Liner Companies has all requisite corporate power and authority to carry on it business as presently conducted.

     3.3  CAPITALIZATION OF THE RUGGED LINER COMPANIES.

          (a) SCHEDULE 3.3. Schedule 3.3 sets forth, with respect to each of the Rugged Liner Companies: (i) the numbers of shares of each class
                                      -9-
     and series of the capital stock of such company, (ii) the names of all record holders of such shares, (iii) the certificate numbers of the share certificates held by such Shareholders, and (iv) the total number of shares of each class and series of stock owned by each Shareholder.

          (b) GENERAL. The Shareholders are, and will be immediately prior to the Effective Time, the record and beneficial owners and holders of all of the Shares, free and clear of all encumbrances and adverse claims; there are no other issued or outstanding equity securities or other securities of any of the Rugged Liner Companies; and there are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of any of the Rugged Liner Companies.

     3.4 ENFORCEABILITY. Each of the Rugged Liner Companies and Mr. German has full capacity, power, and authority to execute and perform this Agreement. This Agreement is binding upon each of the Rugged Liner Companies and Mr. German and is enforceable against each of the Rugged Liner Companies and Mr. German in accordance with its terms.

     3.5 NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. The execution and performance of this Agreement will not (a) result in a breach of or constitute a default under any agreement or obligation to which any of the Rugged Liner Companies or the Shareholders is now a party or by which they or any of their assets may be bound or affected; (b) result in the imposition of any tax or encumbrance on any of the Rugged Liner Companies or any of their assets; or (c) affect in any way the terms of any of the Rugged Liner Companies' indebtedness.

     3.6 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. To the knowledge of Mr. German and each of the Rugged Liner Companies, each Rugged Liner
Company is in full compliance with all laws, rules, regulations and other requirements applicable to the conduct of its business or its assets or properties, or any premises occupied by it, except where such non-compliance could not reasonably be expected to have or result in a material adverse effect on the Rugged Liner Companies, or any of them.

     3.7 FINANCIAL STATEMENTS. To the knowledge of Mr. German and each of the Rugged Liner Companies, the audited financial statements (the "FINANCIAL STATEMENTS") of the Rugged Liner Companies as of and for the fiscal years ended December 31, 1997 and December 31, 1996, as reported on by their independent accountants, Deloitte & Touche, LLP, including all schedules and notes relating to such statements, are correct and complete in all material respects and fairly present the Rugged Liner Companies' financial condition and results of operations on the dates and for the periods indicated, and have been prepared in conformity with GAAP applied consistently throughout the periods indicated.

     3.8  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed on
Schedule 3.8 of the Disclosure Schedule, and except for liabilities incurred since the date of this Agreement in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Rugged Liner Companies or the Business, none of the Rugged Liner Companies have any debts, liabilities, or obligations of any nature, and there is no basis for the assertion against any of them of any debt, liability, or obligation.

     3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Since December 31, 1997,
each of the Rugged Liner Companies has conducted its Business in the ordinary course of business and has maintained its records and books of account relating to its Business in a manner that fairly and accurately reflects its transactions, assets, and liabilities in accordance with standard accounting practices consistently applied, and, since December 31, 1997, there has been no adverse change in the condition of the Business, financial or otherwise, or in any of the Rugged Liner Companies' business or properties. In particular, since December 31, 1997, none of the Rugged Liner Companies have: (a) subjected any assets to any type of encumbrance or other restriction, other than encumbrances of record as of December 31, 1997; (b) sold or otherwise disposed of any assets except in the ordinary course of business; (c) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright; (d) disposed of or disclosed to any person any trade secret, formula, process, or know-how; or
(e) to the knowledge of Mr. German or any of the Rugged Liner Companies, violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order, except where such violation could not reasonably be expected to have or result in a material adverse effect on the Rugged Liner Companies, or any of them.

     3.10 CUSTOMERS AND SUPPLIERS. Since December 31, 1997, there has not been any adverse change in any of the Rugged Liner Companies' relationship with any of their respective ten (10) largest customers, dealers, or suppliers, nor has any of the Rugged Liner Companies or Mr. German received information from such customers, dealers, or suppliers that an adverse change should be reasonably anticipated as a result of this Agreement, except where such change could not reasonably be expected to have or result in a material adverse effect on the Rugged Liner Companies, or any of them. There are no known claims against any of the Rugged Liner Companies to return merchandise in excess of an aggregate of Ten Thousand Dollars ($10,000) by any one purchaser, or Twenty-five Thousand Dollars ($25,000) for all purchasers considered collectively.

     3.11 TAXES. To the knowledge of the Rugged Liner Companies and Mr. German, except as disclosed on Section 3.11 of the Disclosure Schedule:

          3.11.1 FILINGS. Each of the Rugged Liner Companies has filed on a timely basis since 1992 all federal, state, local and other tax returns that are or were required to be filed. Each of the Rugged

     Liner Companies has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by it.

          3.11.2 AUDITS. No Rugged Liner Company has ever had an audit with respect to any of its tax returns in the past six years. All tax returns are closed by the applicable statute of limitations for all taxable years through 1992. No Rugged Liner Company has given or been requested to give waivers or extensions of any limitation period relating to the payment of taxes.

          3.11.3 RESERVES. The charges, accruals, and reserves with respect to taxes on the books of each of the Rugged Liner Companies are adequate (determined in accordance with GAAP) and are at least equal to such Rugged Liner Company's liability for taxes during fiscal year 1997. There exists no proposed tax assessment against any of the Rugged Liner Companies. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any of the Rugged Liner Companies. All taxes that the Rugged Liner Companies are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper person or entity.

          3.11.4 TRUE, CORRECT, AND COMPLETE. All tax returns filed by (or that include on a consolidated basis) each of the Rugged Liner Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by any of the Rugged Liner Companies after the date of this Agreement.

     3.12 ACCOUNTS RECEIVABLE. The Rugged Liner Companies have provided or will prior to the Closing Date provide Buyer and its representatives the opportunity to review their records regarding accounts receivable; PROVIDED, HOWEVER, that until the Closing Date, such information shall not include the name or other identifying information of any customer of any Rugged Liner Company. To the knowledge of the Rugged Liner Companies and Mr. German, such information regarding such accounts receivable is and will be accurate and complete.

     3.13 INVENTORY. Substantially all of the inventory of each of the Rugged Liner Companies consists of a quality and quantity usable and salable in the ordinary course of business, except as set forth on Schedule
3.13. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances.

     3.14 REAL PROPERTY. To the knowledge of Mr. German and each of the Rugged Liner Companies, no building or improvement that any of the Rugged Liner Companies owns or uses encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on any property that any of the Rugged Liner Companies owns or uses or on any easement the benefit of which runs to any of the Rugged Liner Companies.
To the knowledge of Mr. German and each of the Rugged Liner Companies, none of the Rugged Liner Companies is in violation of any law, order, regulation, or other requirement relating to any real property that it owns or uses. To the knowledge of Mr. German and each of the Rugged Liner Companies, there are no ground subsidences or slides on any real property that any of the Rugged Liner Companies owns or uses. All buildings and improvements that the Rugged Liner Companies own or use are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs and are adequately serviced by all necessary utilities.

     3.15 CONDITION OF PERSONAL PROPERTY. The personal property (whether owned or leased) of the Rugged Liner Companies is in good condition and repair, normal wear and tear excepted, except for items that could not reasonably be considered, alone or in the aggregate, material to the Business.

     3.16 INTELLECTUAL PROPERTY. To the knowledge of the Rugged Liner Companies and Mr. German, Section 3.16 of the Disclosure Schedule correctly and completely lists all "Intellectual Property" (as defined below) of the Rugged Liner Companies. The term "INTELLECTUAL PROPERTY" includes all corporate names, fictional business names, trading names, registered trademarks, registered service marks, and applications, patents and patent applications and registered copyrights. None of the Rugged Liner Companies has infringed or unlawfully used any Intellectual Property of any other person or entity.

     3.17 CONTRACTS. All agreements and other arrangements of each of the Rugged Liner Companies with a third party are valid and enforceable in accordance with their terms. Neither the Rugged Liner Companies nor, to the knowledge of the Rugged Liner Companies and Mr. German, any other party are in default or in arrears under the terms of any of those agreements. Except as set forth on Schedule 3.17 of the Disclosure Schedule and except for such items that could not reasonably be expected to have or result in a material adverse effect on the Rugged Liner Companies, or any of them, none of the Rugged Liner Companies is a party to: (a) any agreement with respect to any real property; (b) any joint venture, distributor, dealer, agency, manufacturer's representative, sales representative, sales agent, franchise, license, or similar agreement; (c) any loan agreement, security agreement, mortgage, indenture, or promissory note; (d) any consulting or employment agreement; (e) any contract of guaranty or indemnification;
(f) any contract purporting to limit the freedom of a Rugged Liner Company to compete in any line of business; or (g) any other contract that might involve payment by or to a Rugged Liner Company in an amount in excess of $10,000 AND that was entered into other than in the ordinary course of business. Except for customers in the ordinary course of business, no person or entity has any agreement or understanding for the purchase of any assets from any Rugged Liner Company.
                                      -13-

     3.18 EMPLOYEE RELATIONS. None of the Rugged Liner Companies has had, within the last three years, any union organizational effort; asserted claim of unfair labor practice, wrongful discharge or employment discrimination; or sexual harassment dispute. To the knowledge of Mr. German and each of the Rugged Liner Companies, each of the Rugged Liner Companies has complied with all applicable laws, rules, and regulations respecting employment practices, occupational safety, wages, and hours. A copy of each employee handbook governing the Rugged Liner Companies' employees, and a copy of the employment application forms currently used by the Rugged Liner Companies are attached to Schedule 3.18. No key employee of any of the Rugged Liner Companies has notified it of an intention to terminate employment.

     3.19 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 3.19 of the Disclosure Schedule, no Rugged Liner Company has ever maintained any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans ("PLANS"). True, correct, and complete copies of all Plan texts and all agreements in any way relating to the Plans have been delivered to Buyer. To the knowledge of Mr. German and each of the Rugged Liner Companies, all Plans are and always have been, in compliance with all applicable laws and no Plan has been involved in a prohibited transaction. Each of the Rugged Liner Companies has made full and timely payment of all required contributions to the Plans and no unfunded liability or accumulated funding deficiency exists with respect to any Plan. In the past three years, each of the Rugged Liner Companies has provided, and until the Closing Date, shall provide, all notices required under COBRA.

     3.20 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.20 of the Disclosure Schedule:

          3.20.1 ORDERS. There is no consent decree, consent order, or other written agreement to which any Rugged Liner Company is a named party in relation to any environmental matter and no such agreement is necessary for any Rugged Liner Company's continued compliance with applicable environmental laws and regulations. There have been no orders or written notices issued to any Rugged Liner Company that have not been complied with in all material respects and no investigations conducted, or other proceedings taken by any person or entity or, to the knowledge of Mr. German or any of the Rugged Liner Companies, threatened by any governmental entity under or pursuant to any Environmental Law (as defined below) with respect to the Business or its assets and no Rugged Liner Company has received any written communications from a governmental entity that have not been fully complied with and cleared concerning alleged violations of any Environmental Law or alleged Environmental Contamination (as defined below).

          3.20.2 PERMITS. Except as set forth in the environmental reports listed on Section 3.20 of the Disclosure Schedule
     (collectively, the "ENVIRONMENTAL REPORTS"), each Rugged Liner Company has received all permits, licenses, and approvals, has kept all records, and has made all filings and disclosures required by Environmental Laws. A true and complete copy of each Environmental Report will be included in the Disclosure Schedule.

          3.20.3 PROPERTIES. The only real properties that are currently, or were previously, owned, operated, leased, or used by the Rugged Liner Companies are located at the locations set forth in
     Section 3.20 of the Disclosure Schedule (collectively, the "PROPERTIES"). No underground storage tanks or other similar underground containers or depositories are, or to the knowledge of Mr. German or any of the Rugged Liner Companies, ever have been, present on any of the Properties. To the knowledge of Mr. German or any of the Rugged Liner Companies, none of the Properties is listed on or being considered for listing on any list of contaminated sites maintained under any Environmental Law or is subject to or being considered for enforcement action under any Environmental Law, and none of the Properties have been designated as an area under the control of any conservation authority.

          3.20.4 WASTE DISPOSAL. To the knowledge of Mr. German and each of the Rugged Liner Companies, no Rugged Liner Company has been identified as a potentially responsible party with respect to any site at which its wastes have been treated, stored, or disposed. To the knowledge of Mr. German and each of the Rugged Liner Companies, no Hazardous Materials (as defined below), and no other materials intended for use or generated by any of the Rugged Liner Companies, have been or are used, stored, treated, or otherwise disposed of, in violation of Environmental Laws. All Hazardous Materials removed or emitted from any of the Properties as a result of operations on the Properties were and are documented, transported, and disposed of, in compliance with Environmental Laws. To the knowledge of Mr. German and each of the Rugged Liner Companies, no materials including, without limitation, effluents, leachate, emissions, or Hazardous Materials, generated on or emitted from any of the Properties have caused or will cause, in whole or in part, any Environmental Contamination. No Rugged Liner Company has disposed of, permitted the disposal of, or knows of the disposal of any waste or Hazardous Material on any of the Properties.

          3.20.5 OTHER. To the knowledge of Mr. German and each of the Rugged Liner Companies, the Business as currently conducted does not constitute a nuisance and no claim or allegation of nuisance has been made with respect to the Business by any adjoining land owner or other person or entity.

          3.20.6    DEFINITIONS.  For purposes of this Section:
     (a) "ENVIRONMENTAL LAW" means any federal, state, or local, statute, ordinance, rule, or regulation relating to air quality, water quality, solid waste management, Hazardous Materials, toxic substances, or the protection of public health or protection or remediation of the environment; (b) "HAZARDOUS MATERIAL" means any substance defined, designated, or classified as hazardous, toxic, or radioactive, or that is otherwise regulated by any Environmental Law; and
     (c) "ENVIRONMENTAL CONTAMINATION" means the presence of any Hazardous Material in, on, or under the air, soil, groundwater, or surface water, so as to result in any liabilities, fines, penalties, or remedial obligations under any Environmental Law or judicial interpretations thereof.

     3.21 LITIGATION. Except as disclosed in Section 3.21 of the Disclosure Schedule and except for the Gas Can Litigation: there is no pending or, to the knowledge of Mr. German or any of the Rugged Liner Companies, threatened, suit, proceeding or inquiry affecting any Rugged Liner Company or the Shareholders (in their capacity as such). To the knowledge of Mr. German and each of the Rugged Liner Companies, there is no factual basis upon which any suit, proceeding, or inquiry could be asserted or based.

     3.22 PRODUCT LIABILITIES AND WARRANTIES. Section 3.22 of the Disclosure Schedule sets forth (a) a copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any modification of such warranty given to any customer that is still in effect. During the past five years, the aggregate amount of expenses incurred by the Rugged Liner Companies relating to warranty claims has not exceeded $____________. There have been no personal injury product liability claims asserted against any Rugged Liner Company during the last five years.

     3.23 INSURANCE. All of the Rugged Liner Companies' insurance policies are outstanding and in full force and, to the extent that they are due, all premiums are currently paid, and all duties of the insured have been fully discharged. The Schedule 3.23 contains a list and complete description of all insurance policies and all other forms of insurance that each Rugged Liner Company owns or holds.

     3.24 PERMITS AND LICENSES. All permits, licenses, orders, and approvals necessary to carry on the Business as presently conducted are identified in the Disclosure Schedule and are in full force and effect and have been complied with. All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order, or approval has been, to the best of the Shareholders' knowledge, threatened or could result by reason of this Agreement.

     3.25 SHAREHOLDER QUESTIONNAIRE. Each Shareholder will, upon his or her execution of this Agreement, deliver to Buyer a duly executed Shareholder Questionnaire in the form attached as EXHIBIT 3.25 that is correct, complete, and not misleading. Each Shareholder is acquiring Buyer's Common Stock for his or her own account for the purpose of investment and not with a view to distribution or resale.

     3.26 ACKNOWLEDGMENTS REGARDING BUYER'S RESTRICTED COMMON STOCK.

          3.26.1 RESTRICTED. Each Shareholder has been advised that Buyer's Common Stock to be received in connection with this Agreement has not been registered under the Securities Act, or registered or qualified under any state securities law (a "BLUE SKY LAW"). Each Shareholder understands that Buyer is relying on the representations of the Shareholders for purposes of claiming exemptions from registration under the Securities Act and applicable Blue Sky Laws and that the basis for such exemptions may not be present if a Shareholder intends to acquire Buyer's Common Stock for resale on the occurrence or non-occurrence of some predetermined event. No Shareholder has any such intention.

          3.26.2 RULE 144. Each Shareholder understands that Buyer's Common Stock received in connection with this Agreement will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Each Shareholder understands that Buyer is under no obligation to register or qualify the restricted shares under the Securities Act or any Blue Sky Law.

          3.26.3 LEGEND. Each Shareholder understands and agrees that any certificates representing or relating to the restricted Buyer's Common Stock may bear such legends as Buyer may consider necessary or advisable to facilitate compliance with the Securities Act, Blue Sky Laws, and any other securities law.

     3.27 BOOKS AND RECORDS. All of the corporate record books and shareholder records of each of the Rugged Liner Companies (a) have been made available to Buyer and (b) are complete and correct and have been maintained in accordance with sound business practices.

     3.28 BROKERS. Neither any Rugged Liner Company nor Mr. German has retained or employed any broker, finder, investment banker, or other person, or taken any action that would give any person any claim against Buyer, the Shareholders, or any Rugged Liner Company for a commission, brokerage fee, or other compensation relating to this Agreement.


             ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES

          Buyer represents and warrants to Rugged Liner and the Shareholders as follows:
                                      -17-

     4.1 BUYER'S ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

     4.2 ENFORCEABILITY. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms.

     4.3 CAPITALIZATION OF MERGERSUB. Buyer will, immediately prior to the Effective Time, be the record and beneficial owner and holder of the issues and outstanding shares of MergerSub Common Stock, free and clear of all encumbrances and adverse claims. There are no other issued or outstanding equity securities or other securities of MergerSub. MergerSub has engaged in no business operations.

     4.4 SEC FILINGS. In the last two years, Buyer has filed in a timely manner all required filings with the SEC. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings.

     4.5 ISSUANCE OF BUYER'S COMMON STOCK. The shares of Buyer's Common Stock to be issued in connection with this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be legally issued, fully paid, and nonassessable shares.

                           ARTICLE 5  COVENANTS

     5.1 ACCESS AND INVESTIGATION. Subject to the following sentence, between the date of this Agreement and the Effective Time or such time as this Agreement is terminated pursuant to Article 8 (the "TERM"), each Rugged Liner Company shall (a) allow Buyer and its representatives reasonable access to its personnel, properties, contracts, books and records, and other documents and data, and (b) furnish Buyer with copies of all such documents, data and additional information as Buyer may reasonably request. Buyer's investigation shall not (i) interfere with the normal day-to-day operations of any of the Rugged Liner Companies or (ii) pose an unreasonable risk of the unauthorized disclosure or use of any "Confidential Information" (as that term is defined in the Confidentiality Agreement entered into by and between the Rugged Liner Companies and Buyer dated February 25, 1998 (the "CONFIDENTIALITY AGREEMENT")). All information provided to Buyer relating to the Rugged Liner Companies shall be governed by the Confidentiality Agreement.

     5.2 ENVIRONMENTAL INVESTIGATION. Prior to the Closing Date, Buyer may cause to be conducted a Phase I Environmental Assessment on the Properties, the costs of which shall be solely borne by Buyer. If the results of the Phase I Environmental Assessment indicate the need for a Phase II Environmental Assessment or a Baseline Environmental Assessment,

Buyer shall also be solely responsible for the costs of such Phase II Environmental Assessment or Baseline Environmental Assessment.

     5.3 OPERATION OF THE BUSINESS. During the Term, each Rugged Liner Company shall: (a) conduct its business (including the Business) only in the ordinary course of business; (b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; and
(c) confer with Buyer concerning operational matters of a material nature.

     5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, during the Term, neither any Rugged Liner Company nor Mr. German will take any affirmative action, or fail to take any reasonable action within their or his control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur.

     5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer and the Rugged Liner Companies shall make all legal filings and obtain all consents required to be made or obtained by them in order to consummate the transactions contemplated by this Agreement.

     5.6 NOTIFICATION. During the Term, each party promptly will notify the other in writing of any fact or condition of which that party has knowledge that causes or constitutes a breach of any of their respective representations and warranties as of the date of this Agreement, or if they become aware of the occurrence of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Rugged Liner Companies will promptly supplement the Disclosure Schedule. During the same period, each party will promptly notify the other of the occurrence of any breach of any covenant in this
Article 5 by them or of the occurrence of any event of which that party has knowledge that may make their satisfaction of the respective conditions in Articles 6 or 7 impossible or unlikely.

     5.7 NO NEGOTIATION. During the Term, neither the Rugged Liner Companies nor Mr. German shall solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) or capital stock of any Rugged Liner Company or any merger or business combination involving any Rugged Liner Company.

     5.8 RESALE RESTRICTIONS. For a period of one year following the Closing, no Shareholder shall pledge, hypothecate, sell, transfer, assign, or otherwise dispose of any restricted Buyer's Common Stock, nor receive any consideration for such shares from any person, unless and until: (a) such shares shall be effectively registered or qualified under the Securities Act and applicable Blue Sky Laws or (b) the Shareholder shall have furnished Buyer with an opinion of counsel in form and substance satisfactory to Buyer to the effect that such disposition will not require such registration or qualification and counsel for Buyer shall have concurred in such opinion and advised the Shareholder of such concurrence; PROVIDED, HOWEVER, that nothing contained in this Section 5.8 shall prevent a Shareholder from exercising his or her Put Options in accordance with their terms.

     5.9 RELEASE OF CLAIMS. Effective as of the Effective Time and upon receiving the Merger Consideration in full, each Shareholder shall be deemed to have released and forever discharged each Rugged Liner Company and its affiliates (including each Shareholder) (collectively, the "RELEASED PERSONS") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that each of the Shareholders now has, has ever had, or may hereafter have against the Released Persons arising at or prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring at or prior to the Effective Time.

                ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S
                            OBLIGATION TO CLOSE

          Buyer's obligation to consummate the Merger and to take the other actions required of it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     6.1 ACCURACY OF REPRESENTATIONS. All of the Rugged Liner Companies' and Mr. German's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if then made.

     6.2 RUGGED LINER COMPANIES' PERFORMANCE. All of the covenants and obligations that the Rugged Liner Companies are required to perform or to comply with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     6.3  CONSENTS.   All consents, approvals or authorizations of, or
declarations, filings or registrations with, any third parties or governmental bodies required of the Rugged Liner Companies in connection with the execution, delivery and performance of this Agreement must have been obtained and must be in full force and effect. In addition, the landlord under the Lease shall have signed a reasonably acceptable consent to the transactions contemplated by this Agreement.

     6.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer: such documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of Rugged Liner's or Mr. German's representations and warranties, or the performance by Rugged Liner or Mr. German of, or the compliance by Rugged Liner or Mr. German with, any covenant or obligation required hereunder, (b) evidencing the satisfaction of any condition in this Article 6, or (c) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     6.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or any of its affiliates, any proceeding (a) involving any challenge to or relating in any way to this Agreement, or (b) that may prevent, delay, make illegal, or otherwise interfere with any of the transactions contemplated by this Agreement.

     6.6 NO CLAIM REGARDING SALE PROCEEDS. No person or entity (other than the Shareholders) shall have made or threatened any claim asserting that such person or entity is entitled to all or any portion of the Merger Consideration paid to the Shareholders in connection with the Merger.

     6.7 NO PROHIBITION. The consummation of any of the transactions contemplated by this Agreement will not materially contravene, conflict with, or result in a material violation of, or cause Buyer or any of its affiliates to suffer any material adverse consequence.

     6.8  REAL ESTATE DOCUMENTS.   Buyer and the German Brothers
Partnership shall have entered into a real estate sales agreement, pursuant to which German Brothers Partnership would sell, and Buyer would buy, the warehouse property leased by Rugged Liner and located in Mt. Braddock, Pennsylvania (the "WAREHOUSE PROPERTY") and the German Brothers Partnership shall have delivered such deeds, instruments of title and other documents as are necessary to transfer the Warehouse Property to Buyer, free and clear of all liens and encumbrances.

     6.9 ASSUMPTION OF LIABILITIES. Mr. German shall have executed such documents and instruments necessary for his full and complete assumption, without any recourse against Buyer of any of the Rugged Liner Companies, of
(a) the liabilities set forth on Exhibit 6.9 and (b) all liabilities and expenses relating to taxes for periods prior to the Effective Time.

     6.10 DUE DILIGENCE REVIEW. Buyer must be reasonably satisfied with the results of its investigation of each Rugged Liner Company's business, properties and assets, including its review of the Disclosure Schedule

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delivered pursuant to Section 3.1 and the Phase I Environmental Assessment,
and with its due diligence review of the Warehouse Property.

     6.11 AGREEMENT OF AGGREGATE INVENTORY VALUE AND AGGREGATE ACCOUNTS RECEIVABLE VALUE. Buyer and the Rugged Liner Companies shall have agreed upon the amounts of each of the Aggregate Inventory Value and the Aggregate Accounts Receivable Value.

     6.12. NO DISSENTERS' RIGHTS. None of the Shareholders shall have exercised any dissenters' rights with respect to any of the Mergers.

                ARTICLE 7 CONDITIONS PRECEDENT TO SELLERS'
                            OBLIGATION TO CLOSE

          The Rugged Liner Companies' and the Shareholders' obligation to consummate the Merger and to take the other actions required to be taken by the Rugged Liner Companies and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if then made.

     7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     7.3 ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to Rugged Liner such documents as Rugged Liner may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition in this
Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated hereby.

     7.4 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that prohibits the Merger.

                          ARTICLE 8  TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          8.1.1 BREACH. By either Buyer or the Rugged Liner Companies if a material breach of this Agreement has been committed by the other and such breach has not been waived;

          8.1.2     CONDITIONS.  (a) By Buyer if any of the conditions in
     Article 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through Buyer's fault) and Buyer has not waived such condition on or before the Closing; or (b) by the Rugged Liner Companies, if any of the conditions in Article 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through a Rugged Liner Company's or Mr. German's fault) and the Rugged Liner Companies have not waived such condition on or before the Closing;

          8.1.3 CONSENT. By mutual consent of Buyer and the Rugged Liner Companies; or

          8.1.4 UPSET DATE. By either Buyer or the Rugged Liner Companies if the Closing has not occurred (other than through the fault of the party seeking to terminate this Agreement) on or before April 15, 1998, or such later date as the parties may agree upon.

     8.2 EFFECT OF TERMINATION. The exercise of a party's right of termination under Section 8.1 will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.5 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive unimpaired.

                        ARTICLE 9  INDEMNIFICATION

     9.1 INDEMNIFICATION AND REIMBURSEMENT BY MR. GERMAN. Subject to the limitations set forth in Section 9.6, Mr., German will indemnify and hold harmless Buyer, MergerSub, the Rugged Liner Companies, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by any Rugged Liner Company, Mr. German or any Shareholder in this Agreement or any other certificate or document delivered by any Rugged Liner Company, Mr. German or any

Shareholder pursuant to this Agreement; or (b) any breach by any Rugged Liner Company, Mr. German or any Shareholder of any covenant or obligation in this Agreement.

     9.2 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless the Shareholders and will reimburse the Shareholders for Damages arising from or in connection with: (a) any breach of any representation or warranty made by Buyer or MergerSub in this Agreement or any other certificate or document delivered by Buyer or MergerSub pursuant to this Agreement; or (b) any breach by either Buyer or MergerSub of any covenant or obligation of such entity in this Agreement.

     9.3 INDEMNIFICATION PERIOD. An indemnified party's right to seek indemnification under this Article shall survive for a period of 24 months from the Closing, except that for claims with respect to representations, warranties, covenants regarding taxes, the indemnity period shall not expire, but shall survive for a period of six years from the date that such taxes were due (as extended by any extension agreements). The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding or receipt by the indemnifying party of a written notice of claim setting forth the amount of the claim (if known by the indemnified party) and a general description of the facts underlying the claim.

     9.4  THIRD-PARTY CLAIMS.

          9.4.1 NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding shall be threatened or commenced against an indemnified party in respect of which the indemnified party may demand indemnification under this Agreement, the indemnified party shall notify the indemnifying party to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and the indemnifying party shall have the opportunity to defend against the action, suit, or proceeding, at the indemnifying party's sole expense, subject to the limitations set forth below.

          9.4.2 DEFENSE OF CLAIMS. If the indemnifying party elects to defend against an action, suit, or proceeding and the indemnified party does not decide to retain control of the matter as provided in this Section, the indemnifying party shall promptly notify the indemnified party to that effect. The indemnified party may employ its own counsel and participate in the defense of the case, but the fees and expenses of the indemnified party's counsel shall be at the expense of indemnified party, unless (a) the employment of the indemnified party's counsel at the expense of indemnifying party shall have been authorized in writing by the indemnifying party in connection with the defense of the action, suit, or proceeding;

     (b) the indemnifying party shall have decided not to defend against the action, suit, or proceeding; or (c) the indemnified party shall have reasonably concluded that the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (c) of the preceding sentence, the indemnifying party shall not have the right to direct the defense of the action, suit, or proceeding on behalf of indemnified party, provided that only that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this section shall be borne by the indemnifying party.

          9.4.3 CONDUCT OF DEFENSE. Any party granted the right to direct the defense of a claim pursuant to this Article shall:
     (a) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (b) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (c) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (d) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, or proceeding.

     9.5 ASSERTION OF CLAIMS. A party shall notify the others in writing with reasonable promptness after the discovery of any claim upon which he, it, or they will demand indemnification from the other under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Damages. Within 21 days after receipt of the notice, the indemnifying party shall either reimburse indemnified party for the amount of the claim (or acknowledge a right of offset) or notify the indemnified party of the indemnifying party's intent to dispute the claim.

     9.6 LIMITS ON INDEMNIFICATION. Mr. German shall not be obligated to indemnify Buyer unless and until, and only to the extent that, the aggregate amount of Damages exceeds $300,000 (the "BASKET"), in which case Mr. German shall be liable for all claims to the extent they exceed the Basket amount; PROVIDED, HOWEVER, that the Basket shall not apply to, and Mr. German shall fully indemnify Buyer for any fraudulent or intentional breach of this Agreement by Mr. German or any Rugged Liner Company.

Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amount of the indemnification obligations of Mr. German under this Article 9 exceed the total amount of the Merger Consideration.

     9.7 SOLE AND EXCLUSIVE REMEDY. After the Closing Date, the parties' sole and exclusive source for the payment of Damages arising out of this Agreement shall be the provisions of this Article 9.

                            ARTICLE 10  GENERAL

     10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNITIES. Subject to and except as limited by Section 9.3, all representations, warranties, covenants, agreements and indemnities made by any party to this Agreement and all other documents related hereto shall survive the Closing for a period of 24 months and any investigation made by or on behalf of any party, except that covenants and agreements that by their terms contemplate performance more than 24 months after the date of this Agreement shall survive until fully performed or otherwise discharged.

     10.2 ASSIGNMENT AND BENEFITS. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, without the prior written consent of all parties to this Agreement. Any assignment of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by and against the respective successors and permitted assigns of each of the parties to this Agreement.

     10.3 CONFIDENTIALITY. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to persons that have a professional need to know thereof.

     10.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

TO BUYER:                    WITH A COPY TO:           AND:

The Colonel's International, Warner Norcross & Judd    Ted M. Gans
   Inc.                        LLP
620 South Platt Road         900 Old Kent Building     Ted M. Gans, P.C.
Milan, Michigan 48160        111 Lyon Street, N.W.     100 West Long Lake Road
Attn: Richard S. Schoenfeldt Grand Rapids, Michigan    Suite 200
Telephone: (313) 439-4200      49503-2489              Bloomfield Hills,
Fax:  (313) 439-0835         Attn:Stephen C. Waterbury   Michigan 48909-1122
                             Telephone:(616) 752-2137  Telephone:(248) 642-2220
                             Fax: (313) 752-2500       Fax: (248) 646-4648

TO RUGGED LINER OR SHAREHOLDERS:   WITH A COPY TO:

c/o Mark German                    Edwin J. Hull
Rugged Liner, Inc.                 977 Perry Highway
P.O. Box 230                       Pittsburgh, Pennsylvania 15237
Mt. Braddock, Pennsylvania 15465   Telephone: (412) 635-3167
                                   Facsimile: (412) 635-3169

Any party may change that party's address by prior written notice to the other parties.

     10.5 EXPENSES. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     10.6 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, and the exhibits and schedules (including the Disclosure Schedule) to this Agreement (which are incorporated in this Agreement by reference), the Confidentiality Agreement, and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document.

     10.7 AMENDMENTS AND WAIVERS. This Agreement may be amended, superseded, or canceled, and any of the terms or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

     10.8 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party.

     10.9 SEVERABILITY. This Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

     10.10 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Michigan, without regard to conflicts of law principles.

          This Agreement and Plan of Merger is signed as of March 13, 1998.

                              THE COLONEL'S INTERNATIONAL, INC.


                              By  /S/RICHARD S. SCHOENFELDT
                                  Richard S. Schoenfeldt
                                  Its Chief Financial Officer

                              THE COLONEL'S RUGGED LINER, INC.


                              By  /S/RICHARD S. SCHOENFELDT
                                  Richard S. Schoenfeldt
                                  Its Secretary and Treasurer



                              RUGGED LINER, INC.


                              By  /S/MARK GERMAN
                                  Mark German
                                  Its President


                              AEROCOVER, INC.


                              By  /S/MARK GERMAN
                                  Mark German
                                  Its President

                              GROUND FORCE, INC.


                              By  /S/MARK GERMAN
                                  Mark German
                                  Its President



                              TRIAD MANAGEMENT GROUP, INC.


                              By  /S/MARK GERMAN
                                  Mark German
                                  Its President



                              /S/MARK GERMAN
                              MARK GERMAN


                              /S/JOHN GERMAN
                              JOHN GERMAN


                              /S/LOUISE GERMAN
                              LOUISE GERMAN


                              /S/MICHELLE STEVENSON
                              MICHELLE STEVENSON


                              /S/DONALD J. WILLIAMSON
                              DONALD J. WILLIAMSON

                               EXHIBIT INDEX


     Exhibit 2.1         Division of Merger Consideration
     Exhibit 2.2-1       Accounts Payable
     Exhibit 2.2-2       Tractor-Trailer Leases
     Exhibit 2.9         Employment Agreement
     Exhibit 3.2.6       Shareholder Questionnaire
     Exhibit 6.9         Assumed Liabilities